DO NOT DISCARD THIS PAGE. THIS COVER PAGE IS RECORDED AS PART OF YOUR DOCUMENT. THE CERTIFICATE OF RECORDATION WITH THE FEE NUMBER IN THE UPPER RIGHT CORNER IS THE PERMANENT REFERENCE NUMBER OF THIS DOCUMENT IN THE PINAL COUNTY RECORDER’S OFFICE.
Form RE-49

AGREEMENT RELATING TO ASSIGNMENT
OF MANAGEMENT AGREEMENT FOR
THE 387 WASTEWATER IMPROVEMENT DISTRICT
This Agreement is made among the 387 Wastewater Improvement District (the “387 District” or the “District”), Sonoran Utility Services, L.L.C. (“Sonoran”) and Global Water Resources, LLC (“Global”), with an Effective Date of September 1, 2005.
Recitals
1. On June 25, 2003 the 387 District entered into a Wastewater Treatment, Collection and Management Services Agreement (“Management Agreement”) with Sonoran whereby Sonoran agreed to construct, own and operate the facilities necessary for the 387 District to carry out its statutory purpose of wastewater services to its member lands.
2. On or about June 1, 2005, the 387 District scheduled a date to commence a public hearing to determine whether defau1t(s) should be declared under the Management Agreement.
3. On June 15, 2005 Sonoran and Global entered into an agreement whereby Sonoran assigned to Global certain rights and obligations under the Management Agreement.
4. The 387 District believes that the assignment of the Management Agreement is not effective without the consent of the 387 District, which consent has not been given. Sonoran and Global believe that the Management Agreement may be assigned without the consent of the 387 District.
5. The 387 District believes that there have been past and current defaults in the Management Agreement. Sonoran and Global do not believe that there have been defaults.
6. On June 30, 2005 Global applied to the Arizona Corporation Commission (“ACC”) for a certificate of convenience and necessity to provide private water service to the lands located within the 387 District. As part of that application Global submitted the petitions of the majority of the landowners in the 387 District that would request dissolution of the 387 District and or deannexation from the 387 District in the event the ACC approved the application for the certificate of convenience and necessity.
7. The parties by this agreement wish to clarify the relative rights and obligations of the parties, resolve the issues relating to the assignment and the alleged contract breaches and amend the Management Agreement.
Agreement
Now therefore, for their mutual promises contained herein, and for other good and valuable consideration, the parties agree:

1.	Assignment. Upon the effective date of the Agreement the 387 District consents to the assignment of the Management Agreement to Global, consistent with the provisions of this Agreement.

2.	Assumption of Liabilities by Global. Effective on March 30, 2005 Global assumes all duties and responsibilities under the Management Agreement. This assumption shall not include the obligation of indemnification (or any other obligation or liability) of the 387 District for acts or omissions occurring before March 30, 2005, provided that Global provides satisfactory evidence to the District that the insurance required by the Management Agreement has been procured and is in place, covering acts and omissions from the inception of the Management Agreement.

3.	No Release of Sonoran. The assignment shall not release Sonoran from its obligations under the Agreement with respect to acts or omissions, or performance of the Management Agreement, occurring prior to March 30, 2005.

4.	Forgiveness of Contract Breach. Upon the Effective Date the District forgives all contract breaches including but not limited to the following alleged contract breaches, to the extent that they exist on the Effective Date:
1.	Failure to construct usable wastewater treatment plants, transmission and collection lines, lift stations, pumps, valves, connections, storage and/or disposal facilities necessary to collect, treat, and dispose of all wastewater flows within the District and as such flows may increase.

2.	Failure to provide and construct said Facilities at locations within the District.

3.	Failure to pay all costs of acquisition of real property necessary for said Facilities.

4.	Failure to provide an adequate, continuous wastewater services to District customers

5.	Failure to provide required payment and performance bonds.

6.	Failure to provide required insurance coverages.

7.	Failure to inspect, maintain, and/or repair all necessary Facilities.

8.	Failure to obtain all necessary City of Maricopa permits.
5. Establishment of Indemnification Fund. The parties will establish an indemnification fund for the purpose of indemnifying the District and its board members from currently pending and unasserted claims arising out of acts or omissions of Sonoran during its performance under the Management Agreement, and for the purpose of securing payment to the District for other amounts due under this Agreement or under the Management Agreement. Initially the indemnification fund shall consist of an irrevocable letter of credit issued and maintained by

Global, and delivered to the District in the amount of $1 million plus a pledge of $1 million of the purchase money proceeds otherwise due from Global to Sonoran under the June 15, 2005 asset purchase agreement (“APA”) between those parties. The letter of credit shall be substantially in the form attached as Exhibit One to this Agreement. At the time that the initial payment under the APA is due from Global to Sonoran, the purchase money pledge amount of $1 million will be replaced with cash, which will be deposited in an escrow account (it being the intent of the parties that the cash component of the escrow after the initial payment under the APA will be the lesser of $1 million or the remaining required indemnification fund). The purchase money pledge agreement shall be substantially in the form attached as Exhibit Two to this Agreement. The escrow account will be established substantially according to the escrow agreement attached as Exhibit Three to this Agreement. This indemnification fund shall also serve as the indemnification fund contemplated by the “Agreement Relating to Assignment of Management Agreement for the 387 Water Improvement District”, entered into by Sonoran and Global on even date herewith. Sonoran and Global will fund the indemnification account to maintain at least the following balances:

Upon the Effective Date:	$2,000,000, in the
form referenced above.
Upon the dismissal of the Lennar claims against Pinal County, the District, the District Board members, and the Pinal County Board of Supervisors (hereinafter collectively referred to as the “Related Parties”) and there are no other claims pending or threatened against Districts and Related Parties arising out of or relating to the Agreements or the Operating Agreements, or the operation of the Districts (“District Claims”), and the purchase money pledge has been replaced by cash, the escrow will be reduced by $1,000,000 from the purchase money pledge, letter of credit, or cash, or a combination of these, as determined by the District.
Upon the dismantling or District-accepted alternative plan for usage of plant number one, and there are no “District Claims” pending the escrow will be reduced by $500,000 from the purchase money pledge, letter of credit, or cash, or a combination of these, as determined by the District.
Upon one year following the dissolution of the District and there are no “District Claims” pending the escrow will be reduced by $250,000 from the purchase money pledge, letter of credit, or cash, or a combination of these, as determined by the District.
Upon two years following the dissolution of the District and there are no “District Claims” pending the escrow will be reduced by $250,000 from the purchase money pledge, letter of credit, or cash, or a combination of these, as determined by the District.
The 387 District shall provide twenty days written notice to Global in the event that it intends to draw upon the letter of credit or the escrow.

6. Additional and Modified Management Agreement Terms. The Management Agreement will continue according to its terms, except as modified as follows, which modifications shall be effective as of March 30, 2005:
6.1 Global shall be substituted for Sonoran Services in the Management Agreement.
6.2 Replace paragraph 20 as follows:
20. Insurance and Reimbursement of Expenses
20.1 During the Term Global shall obtain and maintain on behalf of District and Global the insurance coverage set forth in the attached Exhibit C [Exhibit Four to this Agreement] to this Agreement, as the same may be amended by the mutual agreement of District and Global from time to time. All costs associated with obtaining and maintaining the necessary insurance coverage described herein shall be paid by Global. All applicable insurance policies shall be issued by such companies authorized to do business in Arizona. District shall be named an additional insured in all liability policies, and each such policy shall contain a waiver by the insurer of the rights of recourse of subrogation by the insurer against the other insured parties, to the extent such waiver is available under such policies. All policies of insurance provided for in this Section 20, to the extent obtainable, will have attached an endorsement that such policy may not be canceled or materially changed without at least thirty (30) days prior written notice to District and Global.
20.2 In the event Global enters into any leases, licenses, or concession agreement in accordance with the provisions of this Agreement, any such leases, licenses, or concession agreements shall require all such tenants, licenses and concessionaires to carry such insurance and in such amounts as is normal and customary for the relevant tenant, licensee or concessionaire, and to furnish certificates naming District and Global as an additional insured.
20.3 In addition to the above described policies of insurance, Global shall reimburse the District for the cost of its public officials errors and omissions coverage in an amount not to exceed $5,000 per year.
20.4 To the extent any insurance coverage required under this Section is purchased on a “claims-made” basis, such insurance shall cover all prior acts of the District from and after the Effective Date, and such insurance shall be continuously maintained until at least two years beyond the expiration or termination of the Agreement, or Global shall purchase “tail” coverage, effective upon termination of any such policy or upon termination or expiration of the Term, to provide coverage for at least two years from the occurrence of either such event.
20.5 Upon request by the District, Global shall reimburse the District for all reasonable expenses that the District may incur in administering this Agreement or generally in the operation of the District, including expenses of retained consultants and attorneys. Other than normal day to day expenses, the District shall, where reasonably feasible, give notice to Global that it intends to incur the expenses, and shall reasonably consider the input of Global regarding methods of reducing the proposed expenses. The annual budget for this section bas been established at a maximum of $20,000/annum which shall not be exceeded except where agreed to in writing by the parties.
6.3 Replace paragraph 21 as follows:
21. Indemnification by Global. Global shall defend (by counsel reasonably approved by District), indemnify and hold harmless the District and Pinal County, and District’s and Pinal County’s respective officers, directors, members, shareholders, employees, and agents from and against any and all claims, causes of action, liabilities, damages, losses, fines, costs, fees and expenses (including reasonable attorneys’ fees and expenses) arising from or relating to any of the operation or maintenance of the Facilities and which accrue on or following March 30, 2005 (other than those arising as a result of the gross negligence or fraud of the District or anyone acting on its behalf or the District’s breach of this Agreement); any failure of Global to fully and timely fulfill its duties under this Agreement or under any applicable law; Global’s willful, negligent or criminal misconduct, negligence or fraud.
6.4 Replace paragraph 22 as follows:
22. Term and Termination.
22.1 Term. To permit Global to recover the substantial investment it is making in the treatment and collection facilities necessary to perform under this Agreement, this Agreement shall continue in full force and effect for thirty (30) years from the day and year first above written and may be extended or renewed at any time during its term upon the request and mutual agreement of the parties.
22.2 Termination by District. During the Term, District shall have the right to terminate this Agreement upon the occurrence of one or more of the following events:
a. Global shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Global, and except for fraud and criminal misconduct (for which there shall be no cure period), such breach shall continue for a period of ninety (90) calendar days after written notice thereof to Global from District provided that Global promptly begins and diligently pursues cure of the same; provided, however, that if the nature of the breach is such that it cannot reasonably be cured within such ninety (90) calendar day period, Global shall not be deemed to be in default hereunder if Global commences to cure such breach within such ninety (90) calendar period and thereafter diligently prosecutes the same to completion;
b. If Global shall apply for or consent to the appointment of a receiver, trustee or liquidator of Global or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors or file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency proceeding;
c. If any order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of any creditor, adjudicating Global as bankrupt or insolvent or approving a petition seeking reorganization of Global or appointing a receiver, trustee or liquidator of Global or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) calendar days, then District shall have the right, in its sole discretion, to terminate this Agreement upon written notice thereof to Global given at any time after the period of grace applicable to such event shall have expired, and this Agreement shall thereafter terminate as of the date specified in such notice of termination;
d. In the event that the District shall be dissolved according to statute or according to the request of the District landowners.
22.3 Procedure Upon Termination. Following termination pursuant to the provisions of section 22.2 (but not including termination under section 22.2(d)in which case the District shall have no further rights hereunder other than the provisions herein which expressly survive termination) (“Termination Date”) it is the overall intent and obligation of the parties to take such steps as may be reasonably necessary to insure continued uninterrupted service to District customers. These steps shall include, without limitation:
a. District, or a contractor retained by the District, may, upon written notice, assume operation of the Facilities, under all permits applicable to the operation of the Facilities. The right of the District to operate the facilities shall continue for at least one year, during which time the District may evaluate the most effective means to provide future service to District customers. During the one year following termination, the District shall have the option, but not the obligation, to purchase any or all of the assets used by Global to provide the services required and assumed hereunder at their fair market value.
b. Global shall deliver to District copies of all records in the possession of Global pertaining to the accounting, management, maintenance, operation and use of the Facilities.
c. To the extent reasonably necessary to facilitate the rights set forth in subparagraph 22.3(a), Global shall assign and transfer to District all of Global’s right, title and interest in and to all licenses and permits, if any, and any and all service contracts approved by District with respect to the operation and management of the Facilities, to the extent that the same are legally or contractually transferable by Global.
22.4 Effect of Termination. The expiration or termination of this Agreement shall not affect the rights of the terminating Party with respect to any damages it has suffered as a result of any breach of this Agreement by the other Party, nor shall it affect the rights of either party with respect to liability or claims accrued, or arising out of, events occurring prior to the date of expiration or termination. Neither the right of termination nor the right to sue for damages, nor any other remedy available to either Party hereunder, shall be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity. The indemnification, insurance and escrow provisions shall survive termination of this Agreement.
6.5 Replace paragraph 18 as follows:
18. Statements and Reports.
18.1 Annual Statements. Within sixty (60) calendar days following the end of each Fiscal Year (or portion thereof) during the Term, Global shall cause to be prepared and delivered to District financial statements for the Facilities, reflecting the results of operations for the Facilities for the Fiscal Year then ended, which statements need not be audited unless requested by District and/or Global. In the event this Agreement terminates or is terminated at a time other than the end of a Fiscal Year, Global shall provide such financial statements through the end of the Term within sixty (60) calendar days of the Termination Date.
18.2 Books and Records. During the Term, Global will establish and cause to be implemented a flow of financial and other information to District, at least on a monthly basis, which will permit District to keep complete and accurate accounting records of all matters and transactions relating to the management, operation and maintenance of the Facilities. Such records shall be kept in the manner prescribed by Generally Accepted Accounting Principles. Without limitation of the foregoing, Global shall cooperate with District in the implementation of such bookkeeping, accounting or administrative procedures as District and Global shall reasonably agree as necessary to prepare and provide the financial statements and reports contemplated by this Agreement.
6.6 Add the following language to the end of paragraph 15:
During the Term, District hereby retains Global as an independent contractor to operate, maintain and otherwise manage the Facilities, and Global hereby agrees to operate, maintain and otherwise manage the same throughout the Term, subject to all terms and conditions of this Agreement. It is understood that Global assumes all risk and responsibility for the operation of the Facilities and the business of the District other than with respect to claims arising as a result of the gross negligence or fraud by the District or those actions on its behalf or those claims arising as a result of the District’s breach of this Agreement. Global shall have the duty and responsibility to manage the Facilities and the Business in a first-class manner, offering first-class services and facilities in accordance with the terms and conditions of this Agreement, and the reasonable instructions provided by District. Global covenants with District to furnish its best skill and judgment in performing its obligations hereunder, and shall at all times provide such services in a manner which maintains the good name and business reputation of the District and the Facilities. Global shall perform its duties and obligations under this Agreement in an efficient, expeditious, prudent and economical manner, consistent with the best interests of the District. Global is entering into this Agreement as an independent contractor to provide the duties set forth in this Agreement.
6.7 Replace paragraph 19 as follows:
19. Fees. Rates, Charges and Revisions. The fees, rates and charges pursuant to which Global shall provide water service to the District customers shall be as set forth on Exhibit B attached hereto as modified by District Resolution 060105-387 DWID adopted on June 1, 2005. Global shall comply with all legal requirements for providing retail utility service, including without limitation laws regarding non-discrimination in service and pricing. Upon the Effective Date Global shall submit its current fee structure to the District for approval. Thereafter, any changes shall be submitted to the District and shall not be effective until approved by the District.
6.8 Add a new paragraph 25 as follows:
25. Assignment. This Agreement may not be assigned, directly or indirectly, by Global without the prior written consent of District which may be given or withheld in its sole discretion.
6.9. Add a new paragraph 26:
26. Contracts and Agreements. Global shall have no authority to enter into agreements, make application, or otherwise act as agent for the District, except as specifically provided under the Management Agreement, as amended herein.
6.10 Replace paragraph 2 as follows:
2. Location. Global shall provide the Facilities described in paragraph 1 above at locations mutually agreed upon by the parties.
6.11 Replace paragraph 4 as follows:
4. Easements. The Facilities shall be constructed within established easements or rights of way or upon property leased, purchased or otherwise set aside for such use. These easements shall provide Global access to the wastewater system for purposes of installation, repair, maintenance, and removal of the Facilities.
7. Miscellaneous Terms
7.1 Entire Agreement. This Agreement and the Management Agreement as amended by this Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof, and all prior or contemporaneous oral or written agreements, understandings, statements, representations or warranties between the parties other than those set forth herein or herein provided for, are hereby superseded and merged herein.
7.2 Modifications. No modification or waiver of any provision of this Agreement shall be binding upon the party against whom it is sought to be enforced, unless specifically set forth in a writing signed by an authorized representative of that party. A waiver by any party of any of the terms or conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof. The failure by any party at any time to enforce any of the provisions of this Agreement, or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to effect either the validity of this Agreement or the right of any party to thereafter enforce each and every provision of this Agreement.
7.3 Attorney’s Fees and Costs. If either party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration or mediation for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively “Action”), the losing party shall pay to the prevailing party a reasonable sum for attorneys’ fees and costs incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, or ruling (collectively “Decision”) granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision. The court or arbitrator may fix the amount of reasonable attorneys’ fees and costs on the request of either party. For the purposes of this section, attorneys’ fees shall include without limitation, fees incurred in the following: (a) postjudgment motions and collection actions; (b) contempt proceedings; (c) garnishment, levy, and debtor and third party examinations; (d) discovery; and (e) bankruptcy litigation.
7.4 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
7.5 Successors. Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns and other legal representatives.
7.6 Invalidity. If any material covenant, condition or provision herein contained is held to be invalid, void or unenforceable, the remaining provisions and portions shall nevertheless be carried into effect.
7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one instrument.
7.8 Governing Law. This Agreement will be construed and enforced in accordance with and governed by the substantive laws of the State of Arizona.
7.9 Costs and Expenses. Upon the Effective Date Sonoran shall reimburse the District for all its reasonable expenses, including attorneys fees, incurred in connection with the negotiation and preparation of this Agreement, and in closing and carrying out the transactions contemplated hereby but in no event shall such costs exceed $50,000.
7.10 Notices. Any notice or other communication to be given or served upon any party hereto must be in writing, and delivered to the other parties (i) in person, (ii) by facsimile transmission (with the original and a copy of the facsimile confirmation following in the United States mail), (iii) by overnight delivery service (including Federal Express), or (iv) by certified mail, return receipt requested. Such notice will be deemed received upon receipt or proof of refusal to accept delivery. Notice or other communication will go to the parties at the following addresses:

If to Districts:	Terry Doolittle Superintendent 387 Wastewater Improvement District P. O. Box 827 Florence, AZ 85232

If to Sonoran:	Sonoran Utility Services, L.L.C. 1121 W. Warner Road, Suite 109 Tempe, AZ 85254

If to Global:	Global Water Resources, LLC Attention: Trevor Hill 22601 North 19th Avenue, Suite 210 Phoenix, AZ 85027
This Agreement made as of the Effective Date:

EXIHIBIT ONE
WELLS FARGO BANK, N.A.
TRADE SERVICES DMSION, NORTHERN CALIFORNIA
ONE FRONT STREET, 21st FLOOR
SAN FRANCISCO, CALIFORNIA 94111
Contact Phone: 1(800) 798-2815 (Option 1)
Email: sftrade@wellsfargo.com
IRREVOCABLE LETTER OF CREDIT
                                                                                    Letter of Credit No.
                                                   Date:                      , 2005
387 Water Improvement District
387 Wastewater Improvement District
(collectively “387 District”)
Ladies and Gentlemen:
     At the request and for the account of Global Water Resources, LLC we hereby establish our Irrevocable Letter of Credit in your favor in the amount of One Million Dollars ($1,000,000) available with us at our above office by payment of your draft drawn on us at sight accompanied by your and Escrow Agents signed and dated statement worded as follows:
“The undersigned individuals, including an authorized representative of 387 District and the Escrow Agent under that certain Agreements Relating to. Assignment of Management Agreements for the 387 Water and Wastewater Improvement Districts (“Agreements”), certifies that the amount drawn under Wells Fargo Bank, N.A. Letter of Credit No.     is due pursuant to the terms of the Agreements and, specifically Section 5 thereof and the Escrow Instructions attached thereto. All conditions precedent to a draw under the Letter of Credit as set forth in the Agreements and the Escrow Instructions attached thereto have been fulfilled including, but not limited to, the giving of all required notices and the passing of all agreed-upon cure periods.”
     The draft must also be accompanied by the original of this Letter of Credit for our endorsement on this Letter of Credit of our payment of such draft.
     Only drafts drawn and presented under and in compliance with the terms of this Letter of Credit will be honored, and such draft may be for less than the full amount of this Letter of Credit.
     The draft must be marked “Drawn under Wells Fargo Bank, N.A. Letter of Credit No.                     .”

     If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.
     This Letter of Credit expires at our above office on December 31, 2005.
     This Letter of Credit is subject to the Uniform Customs and Practice For Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and engages us in accordance therewith.

Very truly yours

WELLS FARGO BANK, N.A.

BY:

(AUTHORIZED SIGNATURE)
Agreed to and accepted by:

APPLICANT

AUTHORIZED SIGNATURE

2

EXHIBIT TWO
SECURITY AGREEMENT
1. Grant of Security Interest. For valuable consideration, the undersigned Sonoran Utility Services, LLC, an Arizona limited liability company (“Debtor”), hereby grants and transfers to the 387 Wastewater Improvement District and the 387 Water Improvement District, both improvement districts organized pursuant to A.R.S. Section 48-901 et. seq. (“Creditor”) a security interest this       day of                     , 2005 in the following property of Debtor (collectively, the “Collateral”): One Million Dollars out of the initial purchase proceeds due to the Debtor under that certain Purchase and Sale Agreement by and among Global Water Resources, LLC and Debtor dated June 15, 2005 together with whatever is received when any of the foregoing or the proceeds thereof are sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, all rights to payment (collectively “Proceeds”).
2. Obligations Secured. The obligation secured hereby is the requirement to pledge collateral for the Indemnification Fund in accordance with the terms and conditions of Section 5 of the Agreements (“Agreements”) Relating to the Management Agreements between Global Water Resources, LLC and the Creditor dated effective September 1, 2005 (the “Indebtedness”).
3. Termination. This Agreement will terminate in accordance with the terms and conditions of Section 5 of the Agreements.
4. Covenants of Debtor.
     (a) Debtor agrees to: (i) to execute and deliver such documents as Creditor reasonably deems necessary to create, perfect and continue the security interests contemplated hereby; (ii) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Creditor prior written notice thereof; and (iii) to cooperate with Creditor in perfecting all security interests granted herein.
     (b) Debtor agrees with regard to the Collateral and Proceeds: (i) that Creditor is authorized to file financing statements in the name of Debtor to perfect Creditor’s security interest in Collateral and Proceeds; (ii) not to permit any lien on the Collateral or Proceeds except in favor of Creditor.
5. Powers of Creditor. Debtor appoints Creditor its true attorney in fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Creditor’s officers and employees, or any of them, upon an Event of Default: (a) to perform any obligation of Debtor hereunder in Debtor’s name or otherwise; (b) to give notice to account debtors or others of Creditor’s rights in the Collateral and Proceeds, to enforce or forebear from enforcing the same and make extension and modification agreements with respect thereto; (c) to release persons liable on Collateral or Proceeds and to give receipts and acquittances and compromise disputes in connection therewith; (d) to release or substitute security; (e) to receive, open and read mail addressed to Debtor with respect to the Collateral; (f) to verify facts concerning the Collateral and Proceeds by inquiry of obligors thereon, or otherwise, in its own name or a fictitious name; (g) to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to Proceeds; (h) to exercise all rights, powers and remedies’ which Debtor would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto.
6. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement: (a) any default in the payment or performance of any obligation, or any defined event of default this Agreement; (b) any impairment of the rights of Creditor in any Collateral or Proceeds
7. Remedies. Creditor shall have all other rights, powers, privileges and remedies granted to a secured party upon default under the Arizona Uniform Commercial Code or otherwise provided by law, including without limitation, the right (a) to contact all persons obligated to Debtor on any Collateral or Proceeds and to instruct such persons to deliver all Collateral and/or Proceeds directly to Creditor, and (b) to sell, lease, license or otherwise dispose of any or all Collateral following not less than 20 days’ written notice to debtor and Global Water Resources, LLC. All rights, powers, privileges and remedies of Creditor shall be cumulative. No delay, failure or discontinuance of Creditor in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy.
8. Disposition of Collateral and Proceeds; Transfer of Indebtedness. In disposing of Collateral hereunder, Creditor may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral or Proceeds, or any part thereof, may be applied by Creditor to the payment of expenses incurred by Creditor in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Creditor toward the payment of the Indebtedness.
9. Notices. All notices, requests and demands required under this Agreement must be in writing, addressed to Creditor, Debtor and Global Water Resources, LLC at the following addresses:

If to Creditor:	Terry Doolittle, Superintendent 387 Districts P. O. Box 827 Florence, AZ 85232

With a copy to:	Kenneth C. Sundlof, Jr. Jennings, Strouss & Salmon, P.L.C. 201 E. Washington Street, 11th Floor Phoenix, AZ 85004-2385

2

If to Debtor:	Sonoran Utility Services, L.L.C. 1121 W. Warner Road, Suite 109 Tempe, AZ 85254

If to Global Water Resources, LLC:	Trevor Hill Deer Valley Financial Center 22601 N. 19th Ave, Suite 210 Phoenix, AZ 85027

With a copy to:	Andrew Abraham Burch & Cracchiolo, PA PO Box 16882 Phoenix, AZ 85011
or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, fIrst class and postage prepaid; and (c) if sent by telecopy, upon receipt.
10. Successors; Assigns; Amendment. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties, and may be amended or modified only in writing signed by Creditor and Debtor.
11. Severability of Provisions. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.
12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.
     IN WITNESS WHEREOF, this Agreement has been duly executed as of                     .

DEBTOR
Sonoran Utility Services, LLC

By

Its

CREDITOR

3

4

EXHIBIT THREE
ESCROW INSTRUCTIONS
     Pursuant to Section 5 of the “Agreement Relating to Assignment of Management Agreement for the 387 Water Improvement District” and Section 5 of the “Agreement Relating to Assignment of Management Agreement for the 387 Wastewater Improvement District”, both having an Effective Date of September 1, 2005 (“Agreements”), made among the 387 Water Improvement District (the “387 Water District”), the 387 Wastewater Improvement District (the “387 Wastewater District”) (collectively the “Districts”), Sonoran Utility Services, L.L.C. (“Sonoran”) and Global Water Resources, LLC (“Global”), Escrow Agent is hereby instructed to hold and disburse the Escrow Funds, according to the following instructions:
     1. Defined Terms. Each capitalized term appearing herein shall have the meanings ascribed herein or, if no meaning is ascribed herein, shall have the meaning ascribed to such term in the Agreements.
     2. Delivery of the Escrow Funds. Upon the Effective Date, Global and Sonoran will cause an irrevocable letter of credit to be issued and maintained by Global in the amount of $1 million (“Letter of Credit”) plus a pledge (by way of execution and delivery of a security agreement to the Escrow Agent in a form approved by the parties hereto) of $1 million of the purchase money proceeds under the APA as detailed in Section 5 of the Agreements (“Pledge”) to be deposited with the Escrow Agent (the Letter of Credit and the Pledge, together with any replacement thereof, are collectively referred to as the “Escrow Funds”). The Escrow Agent will hold the Escrow Funds and allow them to be drawn upon/executed upon/released in accordance with Section 5 of the Agreements and as set forth herein. Notwithstanding any other provision herein, there shall be no draws on the Letter of Credit without the Districts giving all parties hereto not less than twenty (20) days written notice of its intent to do so which notice shall further provide details of the basis upon which the Districts believe they are entitled to draw on the Letter of Credit. At the time that the initial payment under the APA is due from Global to Sonoran, the purchase money pledge amount of $1 million will be replaced with cash, subject to the escrow fund reduction provisions set forth below. The Escrow Fund is to serve as security for the performance of Global and Sonoran of their respective obligations under the Agreements and under the Water Supply and Management Services Agreement and the Wastewater Treatment, Collection and Management Services Agreement, as amended (“Operating Agreements”).
     4. Disposition of the Escrow Funds The Escrow Funds shall be held and disbursed by the Escrow Agent in strict accordance with the following terms and conditions:
(a) From time-to-time, Districts may submit disbursement requests for amounts due to the Districts under the Agreements. The disbursement request shall be accompanied by reasonable backup and shall be simultaneously submitted to Global and Sonoran. Global and/or Sonoran shall have five days to object to the amount requested. If Global or Sonoran does not object to the disbursement request within the five day period, each shall be deemed to have approved the draw request. If Global or Sonoran objects, Global, Sonoran and Districts shall confer and reach a mutually acceptable amount.
(b) Escrow Agent shall disburse funds to Sonoran as follows:
     1. Upon the dismissal of the Lennar claims against Pinal County, the District, the District Board members, and the County Supervisors and there are no other claims pending or threatened against Districts and Related Parties arising out of or relating to the Agreements or the Operating Agreements, or the operation of the Districts (“District Claims”), and the purchase money pledge has been replaced by cash, the escrow will be reduced by $1,000,000 from the purchase money pledge, letter of credit, or cash, or a combination of these, as determined by the District.
     2. Upon the dismantling or District-accepted alternative plan for usage of plant number one, and there are no “District Claims” pending the escrow will be reduced by $500,000 from the purchase money pledge, letter of credit, or cash, or a combination of these, as determined by the District.
     3. Upon one year following the dissolution of the District and there are no “District Claims” pending the escrow will be reduced by $250,000 from the purchase money pledge, letter of credit, or cash, or a combination of these, as determined by the District.
     4. Upon two years following the dissolution of the District and there are no “District Claims” pending the escrow will be reduced by $250,000 from the purchase money pledge, letter of credit, or cash, or a combination of these, as determined by the District.
     5. Liability, Duties and Obligations of Escrow Agent. The parties do hereby agree as follows:
          (a) Escrow Agent undertakes to perform only such obligations as are expressly set forth herein.
          (b) Except for Escrow Agent’s negligence or willful misconduct, Escrow Agent shall not be liable for any action taken by it in good faith and authorized by or within the rights and powers conferred upon it under these Instructions. Global and Sonoran shall indemnify and save harmless Escrow Agent against all costs, damages, attorney’s fees, expenses and liabilities (except as caused by the negligence or willful misconduct of Escrow Agent or the District), which it may incur or sustain in connection with these Instructions or the escrow or any court action arising there from (except for acts of gross negligence or willful misconduct on the part of Escrow Agent or the District) and will pay the same upon demand.
          (c) In the event of any dispute with respect to the disposition of the Escrow Funds, Escrow Agent shall disburse the undisputed portion thereof in strict compliance with the terms of these Instructions, but Escrow Agent shall not be required (but may if it so elects) to affirmatively commence any action by interpleader or otherwise.

2

     6. Expenses. Global agrees to pay all costs and expenses incurred by Escrow Agent of any kind, whatsoever, pertaining to the Escrow Funds, or in connection with the services to be rendered hereunder, including, but not limited to all charges of Escrow Agent for performing its duties hereunder; provided, however, Global shall not be obligated to pay any costs or expenses caused or arising from Escrow Agent’s or the District’s negligence or willful misconduct.
     7. Notices. Any notice or other communication to be given or served upon any party hereto in connection with these Instructions must be in writing, and delivered to the other parties (i) in person, (ii) by facsimile transmission (with the original and a copy of the facsimile confirmation following in the United States mail), (iii) by overnight delivery service (including Federal Express), or (iv) by certified mail, return receipt requested. Such notice will be deemed received upon receipt or proof of refusal to accept delivery. Notice or other communication will go to the parties at the following addresses:

If to Districts:	Terry Doolittle Superintendent 387 Water Improvement District and 387 Wastewater Improvement District P. O. Box 827 Florence, AZ 85232

If to Sonoran:	Sonoran Utility Services, L.L.C. 1121 W. Warner Road, Suite 109 Tempe, AZ 85254

If to Global:	Global Water Resources, LLC Attention: Trevor Hill 22601 North 19th Avenue, Suite 210 Phoenix, Arizona 85027

If to Escrow Agent:	LandAmerica/Lawyers Title Attention: Judy Sorensen 2425 East Camelback Road, Suite 700 Phoenix, AZ 85016

3

     Any party may change its address, facsimile number or telephone number for the purpose of this paragraph by giving written notice of such change to each of the other parties in the manner herein provided. To be effective, such notice of change must expressly state that it is given for the purpose of changing the notice provisions of these Instructions.
This Agreement made as of the Effective Date:

SONORAN UTILITY SERVICES, L.L.C.
By

Its

ACCEPTANCE

     The foregoing instructions are hereby accepted this       day of                     , 2005.

ESCROW AGENT:

By

Its:

4

EXHIBIT FOUR
INSURANCE COVERAGES

Coverage	Carrier	Rohey Number	Limit of Insurance
Property	Arch Insurance Corporation	GWPKG0051600	$2,910,000 Building $120,000 EDP $236,700 Owned, Scheduled, Leased/Rented Equipment $4,030,000 Business Income/Extra Expense
Crime	Arch Insurance Corporation	GWPKG0051600	$100,000 Employee Dishonesty; Forgery or Alteration; Money Securities Inside/Outside; Computer Fraud
General Liability	Arch Insurance Corporation	GWPKG0051600	$3,000,000 Aggregate; $1,000,000 Per Occurrence
$1,000,000 Employee Benefits Liability
$3,000,000 Personal Injury and Advertising Injury Per Occurrence
$1,000,000 Damage to Premises Rented to You-Any One Premises
$10,000 Medical Expense
$5,000 Non-Monetary Liability Per Incident
Professional Liability	Arch Insurance Corporation	GWPKG0051600	$1,000,000 Aggregate; $1,000,000 Each Claim
Wrongful Acts Liability (D&O)	Arch Insurance Corporation	GWPKG0051600	$1,000,000 Wrongful Acts Aggregate; $1,000,000 Each Claim
Employment Practices Liability	Arch Insurance Corporation	GWPKG0051600	$1,000,000 Aggregate; $1,000,000 per claim
Automobile	Arch Insurance Corporation	GWPKG0051600	$1,000,000 Per Accident $5,000 Medical Payments-Per Person $1,000,000 Uninsured/Underinsured Motorists Coverage $50,000 Limit per Vehicle-Physical Damage Hired Vehicles
Umbrella	Arch Insurance Corporation	GWUFP0051600	$10,000,000 Per Occurrence $10,000,000 Aggregate

5

STATE OF ARIZONA	)
) SS
COUNTY OF PINAL	)
I hereby certify that this is a true copy of the official records on file in the office of the Recorder of Pinal County located in

DKT/PG or Fee No:	2005-134948

Pages:	thru 23 of 23

Date:	10/05/2005

Witness my hand and official seal:
Laura Dean-Lytle,
Recorder of Pinal County
     DO NOT REMOVE FROM DOCUMENT, THIS IS NOW PART OF THE DOCUMENT.

Voter Registration	520-866-7101	Casa Grande Satellite Office:	Recordings	520-866-7486
Voter Outreach	520-866-7127	820 E. Cottonwood Ln A-2 Casa Grande	Fax	520-866-7487
Micrographics Division	520-866-7117	Apache Junction Satellite Office:	Recordings	480-983-7038 or 520-866-6179
TDD Phone	520-866-7166	575 N. Idaho Rd. — Suite 110 Apache Junction	Fax	520-866-6190

6